LLEX:NYSE American

LILIS ENERGY REPORTS THIRD QUARTER 2018 OPERATING AND FINANCIAL RESULTS

Production Increased 234% Over Q3 2017
Sales Revenue Increased 261% Over Q3 2017
Adjusted EBITDAX of $12.4 Million or $49.7 Million Annualized, 177% Growth YTD
All Wells Previously Curtailed Have Been Placed Back Into Sales
Current Production Approximately 7,000 Boepd
Exit Rate Guidance 8,000 Boepd Reaffirmed

Management to Review Financial Results and Provide an Update on Corporate Developments on Conference Call Webcast at 11:00 a.m. EDT on Friday, November 2, 2018

HOUSTON, TEXAS – November 1, 2018 – Lilis Energy, Inc. (NYSE American: LLEX) (the “Company”, an exploration and development company operating in the Permian Basin of West Texas and southeastern New Mexico, today reported a net loss attributable to common stockholders of $5.3 million, or $0.08 per basic share and $0.09 per diluted share, for the three months ended September 30, 2018, compared to a net loss of $6.2 million, or $0.12 per basic and diluted share, for the three months ended September 30, 2017. Total revenue was $19.5 million for the three months ended September 30, 2018 resulting in an increase of 261%, over the comparable quarter in 2017. Adjusted EBITDAX for the third quarter of 2018 was $12.4 million (or $49.7 million on an annualized basis).

Ronald D. Ormand, Chairman and Chief Executive Officer, commented, “I would like to highlight that as a Company, we have accomplished substantially all of our 2018 goals and are on-track to meet and exceed our 8,000 Boepd exit rate. We did unfortunately experience production curtailments and construction delays during the third quarter. I am pleased to announce we recently placed all wells previously curtailed back into production. All of our wells in eastern portion acreage that were shut-in have been placed back on production. Furthermore, our drilling program has six additional wells currently in development which projects us to finish 2018 strong and sets us up for a very successful 2019. We remain highly confident in meeting and exceeding our 2018 exit rate guidance of 8,000 Boepd in the very near future. We plan to provide results and updates on production, from new and existing wells, during the fourth quarter. The Company is in its strongest financial position to date with our recent financing, which increased liquidity, reduced leverage, and provides a cheaper cost of capital to grow the business. Our infrastructure agreements provide us with firm transportation and improved pricing, and our recent acreage transaction increases our operatorship and working interest in our core acreage. I believe the Company is in the best position that it has ever been, and we are very excited about our future. Management and members of the board are all significant shareholders of the Company and will continue to review all strategic and financial options in order to enhance shareholder value.”

Highlights for the Three Months ending September 30, 2018

•
Third quarter of 2018 shows a 234% increase in sales volume to 514,102 barrels of oil equivalent (BOE) or 5,588 Boepd from 154,078 BOE, or 1,675 Boepd over the comparable quarter in 2017, representing a 16% increase from the second quarter of 2018 (excluding 349 Boepd of production acquired in the fourth quarter but produced in the third quarter of 2018).

•
Adjusted EBITDAX during the third quarter of 2018 was $12.4 million (or $49.7 million on an annualized basis), compared to $8.3 million during the second quarter of 2018, representing a 51% increase since the second quarter and 177% increase year to date

•	CAPEX for the quarter of $31 million, year-to-date $78 million, on track for $100 million 2018 D&C CAPEX budget

•	Total proved reserves increased 308% from 11.5 MMBOE at year-end 2017 to 46.7 MMBOE as of September 30, 2018, representing a 24% increase from 37.6 MMBOE as of June 30, 2018

•	Total proved PV-10 growth of 467% from $69 million at year-end 2017 to $391 million as of September 30, 2018 (on an SEC basis)

•	G&A expenses decreased by 38% year-over-year, with D&C capital expenditures remaining on track to be in-line with the $100 million budget for full-year 2018

•	Increased acreage through swaps and acquisitions and increased operatorship to 99% and operated working interest to 76% in our core areas

Current Updates

•	Completed new reserve-based revolving credit facility with an initial borrowing base of $95 million

•	Completed partial recapitalization through the conversion of $68.3 million of our Second Lien Term Loan into common and preferred equity

•	All wells previously curtailed are now back on-line and connected to the midstream system, production is steadily increasing

•	Current production is approximately 7,000 Boepd and the Company expects to exceed year-end exit rate production guidance of 8,000 Boepd in the very near future

•	Estimated daily production capacity rate exceeds 8,000 Boepd

•	Six upcoming wells, two in flowback, two in completion and two drilling, expected to be on-line in 2018 and early 2019

•
Total location count is now 1,175, approximately 54% of which represents Wolfcamp locations and 28% of which represents Bone Spring locations, with approximately 80% of these located in Western Texas and New Mexico acreage

•	Approximately 700 of our locations are longer lateral locations (> 1½ mile lateral length)

•	Wells not affected by curtailment are continuing to meet or exceed type curves, demostrating some of the best wells in the Delaware Basin and proving the quality of the wells

Conference Call
Management will host a conference call on Friday, November 2, 2018 at 11:00 AM Eastern Time to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.
Participants are asked to preregister for the call through the following link: http://dpregister.com/10125617. Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or who are unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Lilis Energy Inc. call. The conference call will also be available through a live webcast, which can be accessed via the following link: https://services.choruscall.com/links/llex181102.html, which is also available through the Company’s website at http://investors.lilisenergy.com/phoenix.zhtml?c=225413&p=irol-calendar. A webcast replay of the call will be available approximately one hour after the end of the call through February 2, 2019. The replay can be accessed through the above links.
About Lilis Energy, Inc.
Lilis Energy, Inc. is a Houston-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered to be one of the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is over 20,000 acres. Lilis’ near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K as well as its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.
Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule. Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well.
Contact:

Wobbe Ploegsma
V.P. Finance & Capital Markets
210-999-5400, ext. 31

Condensed Consolidated Statement of Operations Information:

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in thousands except per share data)
Oil and gas revenue	$19,482	$5,390	$51,360	$13,779
Operating expenses:
Production costs	2,772	1,409	8,532	3,336
Gathering, processing and transportation	963	405	2,297	842
Production taxes	1,446	290	3,604	710
General and administrative	6,838	10,943	24,682	36,273
Depreciation, depletion, amortization and accretion	7,172	1,443	17,572	3,946
Total operating expenses	19,191	14,490	56,687	45,107
Operating income (loss)	291	(9,100)	(5,327)	(31,328)
Other income (expense):
Other income (expense)	1	151)	2)	19
Loss from commodity derivative	(4,811)	—)	(9,383)	—
Fair value change in derivative instruments	10,612)	6,368)	19,499)	4,254
Interest expense	(8,949)	(3,656)	(26,609)	(11,084)
Total other income (expense)	(3,147)	2,863	(16,491)	(6,811)
Net loss before income tax	(2,856)	(6,237)	(21,818)	(38,139)
Dividends on redeemable 6% preferred stock	—)	—)	—))	(122)
Dividends and deemed dividends on Series B convertible preferred stock	—)	—)	—))	(4,635)
Dividends on Series C convertible preferred stock	(2,410)	—)	(6,527)	—
Net loss	$(5,266)	$(6,237)	$(28,345)	$(42,896)

Net loss per common share:
Basic	$(0.080)	$(0.120)	$(0.470)	$(1.060)
Diluted	$(0.090)	$(0.120)	$(0.470)	$(1.060)

Weighted average common shares outstanding:
Basic	64,572,104	50,785,588	60,082,902	40,596,281
Diluted	88,710,081	50,785,588	60,082,902	40,596,281

Condensed Consolidated Balance Sheet Information:

	September 30, 2018	December 31, 2017
	($ in thousands, except share and per share data)
Cash and cash equivalents	$24,954	$17,462
Accounts receivables, net of allowance of $25 and $39, respectively	17,758	7,426
Derivative instruments	532	—
Total current assets	45,503	25,472
Total oil and natural gas properties, net	385,432	170,305
Total assets	431,510	195,944
Total current liabilities	82,410	25,435
Total long-term liabilities	276,652	201,457
Total liabilities	359,062	226,892
Series C Preferred stock, $0.0001 par value; stated value of $1,000; 100,000 shares authorized, 100,000 issued and outstanding with a liquidation preference of $124,923 as of June 30, 2018	97,506	—
Total stockholders’ deficit (65,768,908 and 53,368,331 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively)	(25,058)	(30,948)
Total liabilities and stockholders’ deficit	$431,510	$195,944

Condensed Consolidated Statement of Cash Flows Information:

	Nine Months Ended September 30,
	2018	2017
	($ in thousands)
Net cash provided by (used in):
Operating activities	$83,679	$(7,610)
Investing activities	(190,906)	(63,689)
Financing activities	114,719	77,381

Adjusted EBITDAX

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Reconciliation of Adjusted EBITDAX:	($ in thousands except per share data)
Net loss	$(2,856)	$(6,237)	$(21,818)	$(38,139)
Non-cash equity-based compensation	2,100)	5,091)	7,654)	14,477)
Interest expense, net	8,949)	3,656)	26,609)	11,084)
Depreciation, depletion, amortization and accretion	7,172)	1,443)	17,572)	3,946)
Loss (gain) from fair value changes of debt conversion and warrant derivatives	(10,612)	(6,368)	(19,499)	(4,254)
Loss from commodity derivatives, net	6,521)	-)	9,383)	-)
Other expense (income), net	(1)	(151)	(2)	(19)
Non-recurring cash G&A expenses	1,148)	-)	5,598)	8,783)
Adjusted EBITDAX	$12,421)	$(2,566)	$25,497)	$(4,122)

Pro Forma Capitalization

	September 30, 2018	Closing Adjustments	Pro Forma September 30, 2018
	($ in thousands except per share data)
Cash & Cash Equivalents	$24,954	$7,961)	$32,915)
Existing First Lien Term Loan Facility	50,000	(50,000)	-)
New $95MM First Lien RBL Facility	-)	60,000)	60,000)
Second Lien Term Loan (Principal + PIK)	165,557	(56,323)	109,233)
Total Debt	$215,557	$(46,323)	$169,233)

Equity:
Common Stock & APIC	$301,045)	$29,750)	$330,795)
Other Stockholders' Equity (Deficit)	(325,921)	-)	(325,921)
Total Equity	$72,630	$94,004)	$166,634)

Total Capitalization	$288,187	$47,681)	$335,867)

Liquidity:
Cash & Cash Equivalents	$24,954	$7,961)	$32,915)
(+) RBL Facility Capacity	-)	95,000)	95,000)
(-) RBL Facility Borrowings	-)	(60,000)	(60,000)
Total Liquidity	$24,954	$42,961)	$67,915)